As filed with the Securities and Exchange Commission on October 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Barnes & Noble Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-0599018
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

120 Mountainview Blvd., Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

BARNES & NOBLE EDUCATION, INC. SECOND AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael C. Miller

Chief Legal Officer and Executive Vice President, Corporate Development & Affairs

Barnes & Noble Education, Inc.

120 Mountainview Blvd

Basking Ridge, New Jersey 07920

(908) 991-2665

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Donahue

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of this Registration Statement are omitted from this filing with the Securities and Exchange Commission (the “SEC”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Barnes & Noble Education, Inc. Second Amended and Restated Equity Incentive Plan (“Equity Plan”) as required by Rule 428(b)(1). These documents, and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

Barnes & Noble Education, Inc. (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. The following documents, which have been filed with the SEC, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended April 29, 2023;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2023;

(c)

the Company’s Current Reports on Form 8-K filed with the Commission on May  1, 2023, May  31, 2023, July  28, 2023, August  11, 2023, September  6, 2023, September  14, 2023, October  5, 2023 and October 12, 2023 (other than portions of those documents not deemed to be filed under Items 2.02 and 7.01);

(d)

the description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on July 13, 2015, pursuant to Section 12(b) of the Exchange Act, as modified by the description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for its fiscal year ended May 1, 2021, and any other amendment or report filed for the purpose of updating such description; and

(e)

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

We will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

In addition, any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that directors or certain officers of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (i) a director or officer for an breach of the director’s or officer’s duty of loyalty, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted under Delaware law, no Company director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Amended and Restated By-laws require indemnification, to the fullest extent permitted under the DGCL, of any person who is or was a director or officer of the Company or any of its direct or indirect wholly owned subsidiaries and who is or was a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or any direct or indirect wholly owned subsidiary of the Company, or is or was serving at our request as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, our Amended and Restated By-laws provide that expenses incurred by or on behalf of a current or former director or officer in connection with defending any claim, action, suit or proceeding may be advanced to the director or officer by us upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in our Amended and Restated By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by the DGCL, our Amended and Restated By-laws authorize us to purchase and maintain insurance to protect ourselves and any director, officer, employee or agent against any expenses, judgments, fines and amounts paid in settlement of or otherwise incurred by us or such persons acting in such capacities in connection with any investigation, action, suit or proceeding.

The Company has entered into customary indemnification agreements with its directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the Delaware General Corporation Law. The indemnification agreements will also require the Company to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of the Company’s directors or officers to which indemnification is being sought, and the Company is not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See Exhibit Index attached hereto and incorporated herein by reference.

Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Filing Fee Table filed as Exhibit 107 to the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Barnes & Noble Education, Inc. (filed as Exhibit 3.1 to the Report on Form 8-K filed with the SEC on August 3, 2015, and incorporated herein by reference).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Barnes & Noble Education, Inc. (filed as Exhibit 3.1 to the Report on Form 8-K filed with the SEC on September 25, 2017, and incorporated herein by reference).

4.3	Amended and Restated By-Laws of Barnes & Noble Education, Inc. (filed as Exhibit 3.2 to the Report on Form 8-K filed with the SEC on September 25, 2017, and incorporated herein by reference).

4.4	Barnes & Noble Education, Inc. Second Amended and Restated Equity Incentive Plan (filed as Appendix A to Barnes & Noble Education, Inc.’s Definitive Proxy Statement on Schedule 14A filed August 25, 2023, and incorporated herein by reference).

5.1*	Opinion of Paul Hastings LLP, with respect to the legality of the shares being registered.

23.1*	Consent of Paul Hastings LLP (included in Exhibit 5).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature pages of this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on this 20th day of October, 2023.

BARNES & NOBLE EDUCATION, INC.

By:	/s/ Michael C. Miller
Michael C. Miller
Chief Legal Officer and Executive Vice President, Corporate Development & Affairs

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Michael P. Huseby, Mr. Thomas D. Donohue and Mr. Michael C. Miller, each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of October 20, 2023.

Signature	Title

/s/ Michael P. Huseby Michael P. Huseby	Chief Executive Officer (Principal Executive Officer)

/s/ Mario R. Dell’Aera, Jr. Mario R. Dell’Aera, Jr.	Director

/s/ Kathryn Eberle Walker Kathryn Eberle Walker	Director

/s/ David G. Golden David G. Golden	Director

/s/ Steven G. Panagos Steven G. Panagos	Director

/s/ John R. Ryan John R. Ryan	Chairman of the Board

/s/ Rory D. Wallace Rory D. Wallace	Director

/s/ Raphael T. Wallander Raphael T. Wallander	Director

/s/ Denise Warren	Director
Denise Warren